SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[   ] Preliminary Proxy Statement [   ] Confidential, for Use of the Commission
Only (as permitted by Rule
14a-6(e)(2))

[X] Definitive Proxy Statement
[   ] Definitive Additional Materials
[   ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

NETMANAGE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

Title of each class of securities to which transaction applies:

(1)  Aggregate number of securities to which transaction applies:

(2)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(3)  Proposed maximum aggregate value of transaction:

(4)  Total fee paid:

[   ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid:

(2)  Form, Schedule or Registration Statement No.:

(3)  Filing Party:

(4)  Date Filed:

PROXY STATEMENT FOR 2002 ANNUAL MEETING OF STOCKHOLDERS June 5, 2002
PROPOSAL 1 ELECTION OF DIRECTORS
PROPOSAL 2
PROPOSAL 3
PROPOSAL 4 APPROVAL OF AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION AND OTHER MATTERS
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT
PERFORMANCE GRAPH
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
OTHER MATTERS

NETMANAGE, INC.
10725 North De Anza Blvd.
Cupertino, CA 95014

Dear Fellow Stockholder:

      We cordially invite you to attend NetManage’s Annual Meeting of Stockholders, which will be held at our corporate headquarters, 10725 North De Anza Blvd, Cupertino, CA 95014 at 9:00 a.m. Pacific Daylight Time, Wednesday, June 5, 2002. The formal meeting notice and Proxy Statement are attached.

      At this year’s Annual Meeting, stockholders will be asked to elect two directors, approve amendments to our 1992 Stock Option Plan and our 1993 Employee Stock Purchase Plan, ratify the appointment of Arthur Anderson LLP to serve as NetManage’s independent auditors for 2002, and transact any other business that may properly come before the meeting.

      Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to complete, sign, date and promptly return the enclosed Proxy in the enclosed postage-paid envelope. Returning your completed Proxy will ensure your representation at the Annual Meeting.

      We look forward to seeing you at the meeting on June 5, 2002.

ZVI ALON
Chairman, President and CEO

Cupertino, California

May 1, 2002

NETMANAGE, INC.

10725 North De Anza Boulevard
Cupertino, California 95014

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 5, 2002

To the Stockholders of NetManage, Inc.:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of NetManage, Inc., a Delaware corporation (“NetManage”), will be held on Wednesday, June 5, 2002 at 9:00 a.m., Pacific Daylight Time, at our offices at 10725 North De Anza Blvd, Cupertino, California 95014, for the following purposes:

1. To elect two directors to hold office until the Annual Meeting of Stockholders in the year 2005.

2. To ratify the selection of Arthur Andersen LLP as our independent auditors of for the fiscal year ending December 31, 2002.

3. To approve a restatement to our 1992 Stock Option Plan (the “Option Plan”) to increase the number of shares reserved for issuance under the Option Plan by 1,500,000 shares, to effect certain changes to the Option Plan including the addition of an annual share increase provision to the Option Plan beginning in the calendar year 2003 and continuing through the calendar year 2007, and the extension of the term of the Option Plan to April 24, 2012.

4. To approve an amendment to our Employee Stock Purchase Plan (the “Purchase Plan”) to increase the number of shares reserved for issuance under the Purchase Plan by 1,500,000 shares, to add an annual share increase provision to the Purchase Plan beginning in the calendar year 2003 and continuing through the calendar year 2007, and the extension of the term of the Purchase Plan to April 30, 2012.

5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

      The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

      The Board of Directors has fixed the close of business on April 15, 2002 as the record date for the determination of stockholders entitled to notice of and to vote at this Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

MICHAEL R. PECKHAM
Secretary

Cupertino, California

May 1, 2002

All Stockholders are cordially invited to attend the Meeting in person. Whether or not you expect to attend the Meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the Meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Meeting, you must obtain from the record holder a proxy issued in your name.

NETMANAGE, INC.

10725 North De Anza Boulevard
Cupertino, California 95014

PROXY STATEMENT

FOR 2002 ANNUAL MEETING OF STOCKHOLDERS

June 5, 2002

General

      The enclosed proxy is solicited on behalf of the Board of Directors of NetManage, Inc., a Delaware corporation (“NetManage”), for use at our Annual Meeting of Stockholders to be held on Wednesday June 5, 2002 at 9:00 a.m., Pacific Daylight Time (the “Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Meeting. The Meeting will be held at our offices located at 10725 North De Anza Boulevard, Cupertino, California 95014. This proxy statement and the accompanying proxy card are first being mailed to all stockholders entitled to vote at the Meeting on or about May 1, 2002.

      NetManage’s Annual Report for the year ended December 31, 2001 is enclosed with this Proxy Statement.

Voting Rights and Outstanding Shares

      Stockholders of record at the close of business on April 15, 2002 (the “Record Date”) will be entitled to notice of and to vote at the Meeting. We have two classes of capital stock authorized, designated Common Stock, par value $0.01 per share (the “Common Stock”) and Preferred Stock, par value $0.01 per share (the “Preferred Stock”). At the close of business on the Record Date, we had outstanding and entitled to vote 63,029,253 shares of Common Stock, and no shares of Preferred Stock.

      Each holder of record of Common Stock at the close of business on the Record Date will be entitled to one vote for each share held on all matters to be voted upon at the Meeting. All votes cast at the Meeting, in person or by proxy, will be tabulated by the Inspector of Elections appointed for the Meeting (the “Inspector”), who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

      As of the Record Date, our directors and executive officers as a group beneficially owned 12,234,234 shares (approximately 19.56% of the outstanding Common Stock) and have indicated their intention to vote all of their shares over which they have voting control in favor of the proposals described in the accompanying Notice of Meeting.

Revocability of Proxies

      Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. A stockholder may revoke a proxy by (a) filing with the Secretary of NetManage at our principal executive office, located at 10725 North De Anza Boulevard, Cupertino, California 95014, a written notice of revocation or a duly executed proxy bearing a later date, or (b) attending the Meeting and informing the Secretary in writing that such stockholder wishes to vote in person. Attendance at the Meeting will not, by itself, revoke a proxy.

Solicitation

      We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing, and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our Common Stock, beneficially owned by others, to forward to such beneficial owners. We may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to those beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to these individuals for those services, but they may be reimbursed for their out-of-pocket expenses.

      In addition, we may retain the services of Georgeson Shareholder Communications Inc. or another proxy solicitation firm to assist in the solicitation of proxies. If such services are retained, Georgeson Shareholder Communications Inc. or another proxy solicitation firm will receive an anticipated fee from us of approximately $8,500 plus out-of-pocket expenses. Except as described above, we do not presently intend to solicit proxies other than by mail.

Quorum; Abstentions; Broker Non-Votes

      Votes cast by proxy or in person at the Meeting will be tabulated by the Inspector who will be an employee of NetManage. The Inspector will also determine whether or not a quorum is present. Except in certain specific circumstances as described herein under certain of the proposals, the affirmative vote of a majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present is required for approval of proposals presented to stockholders. The presence at the Meeting, either in person or by proxy, of holders of shares of outstanding Common Stock entitled to vote and representing a majority of the voting power of such shares shall constitute a quorum for the transaction of business at the Meeting.

      The Inspector will treat shares that are voted “WITHHELD” or “ABSTAIN” as being present and entitled to vote for purposes of determining the presence of a quorum but will not treat such shares as votes in favor of approving any matter submitted to the stockholders for a vote. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted for (i) the election of the nominees for directors set forth herein; (ii) the ratification of Arthur Andersen, LLP as our independent auditors for the fiscal year ending December 31, 2002; (iii) the restatement of our 1992 Stock Option Plan to increase the number of shares reserved for issuance under the Option Plan by 1,500,000 shares, and to make certain other changes including the addition of an annual share increase provision to the Option Plan beginning in the calendar year 2003 and continuing through the calendar year 2007, and the extension of the term of the Option Plan to April 24, 2012; (iv) the restatement of our Employee Stock Purchase Plan to increase the number of shares reserved for issuance under the Purchase Plan by 1,500,000 shares, to add an annual share increase provision to the Purchase Plan beginning in the calendar year 2003 and continuing through the calendar year 2007, and the extension of the term of the Purchase Plan to April 30, 2012; and (v) and at the discretion of the proxy holders, as to such other business as may properly come before the Meeting or any adjournment thereof.

      If a broker indicates on the enclosed proxy or its substitute that such broker does not have discretionary authority as to certain shares to vote on a particular matter (“Broker Non-Votes”), those shares will not be considered as present with respect to that matter.

Deadline for Receipt of Stockholder Proposals

      Proposals of stockholders that are intended to be presented at our 2003 Meeting of Stockholders (the “2003 Annual Meeting”) must be received by the Secretary of NetManage at our principal executive offices, located at 10725 North De Anza Boulevard, Cupertino, California 95014, no later than January 1, 2003 in order to be considered for possible inclusion in the proxy statement and form of proxy relating to the 2003 Annual Meeting.

      If a stockholder intends to submit a proposal at our 2003 Annual Meeting of Stockholders which is not eligible for inclusion in the proxy statement relating to the meeting, and the stockholder fails to give us notice in accordance with the requirements set forth in the Securities Exchange Act of 1934, as amended (the

“Exchange Act”), on or before March 17, 2003, then the proxy holders will be allowed to use their discretionary authority when and if the proposal is raised at our Annual Meeting in 2003.

PROPOSAL 1

ELECTION OF DIRECTORS

      Our Certificate of Incorporation and Bylaws provide that our Board of Directors (the “Board of Directors” or the “Board”) shall be divided into three classes, with each class consisting, as nearly as possible, of one-third of the total number of directors and with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the Board of Directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.

      The Board of Directors is presently composed of six members. There are two directors in the class to be elected at this meeting, Mr. Uzia Galil and Mr. Darrell Miller (the “Nominees”), each of whom is an existing director whose term of office expires at the Meeting. If elected at the Meeting, Messrs. Galil and Miller would each serve until the 2005 Annual Meeting of Stockholders and until his successor is elected and has qualified, or until his earlier death, resignation or removal.

Vote Required

      Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Meeting. Abstentions and broker non-votes will not have any effect on the outcome of the vote on the election of directors. Shares of Common Stock may not be voted cumulatively with respect to the election of directors.

      IF NO INSTRUCTIONS ARE INDICATED IN THE PROXIES, SHARES OF COMMON STOCK REPRESENTED BY PROPERLY EXECUTED PROXIES WILL BE VOTED, IF AUTHORITY TO DO SO IS NOT WITHHELD, FOR THE ELECTION OF THE NOMINEES. If either Nominee should be unavailable for election as a result of an unexpected occurrence, the proxy holders will vote such shares for the election of any substitute nominee as we may propose. Each of the Nominees has agreed to serve if elected, and we have no reason to believe that the Nominees will be unable to serve.

      Set forth below is biographical information for each Nominee and each person whose term of office as a director will continue after the Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF

THE NAMED NOMINEES.

Nominees for Election for A Three-Year Term Expiring at the 2005 Annual Meeting

      Uzia Galil, age 77, has been a director of NetManage since its inception in 1990. Mr. Galil currently serves as President and Chief Executive Officer of Uzia Initiatives and Management Ltd., a company specializing in the promotion and nurturing of new businesses associated with electronic commerce and medical info media, which he founded in November 1999. From 1962 until October 1999, Mr. Galil served as President, Chief Executive Officer, and has also served as Chairman of the Board of Directors of Elron Electronic Industries Ltd., or Elron, an Israeli high technology holding company. From January 1981 until November 1999, Mr. Galil also served as Chairman of the Board of Directors of Elbit Ltd., an electronic communication affiliate of Elron, and as a member of the Boards of Directors of Elbit Systems Ltd., a defense electronics affiliate of Elron, and all other private companies held in the Elron portfolio. Mr. Galil currently continues to serve as a member of the Boards of Directors of Orbotech Ltd, which makes automated optical inspection and computer aided manufacturing systems for printed circuit boards, flat panel displays, integrated circuit packaging, and electronics assemblies; Partner Communications Co. Ltd, which operates the sole GSM network in Israel, using the Orange brand name; and is currently Chairman of the Board of Zoran

Corporation, a leading provider of digital solutions-on-a-chip in growing consumer electronics markets. Mr. Galil holds an M.S. in Electrical Engineering from Purdue University and a B.S. from the Technion, Israel Institute of Technology in Haifa. From 1980 to 1990, Mr. Galil served as Chairman of the International Board of Governors of the Technion. Mr. Galil has also been awarded an honorary doctorate in technical sciences by the Technion in recognition of his contribution to the development of science-based industries in Israel, an honorary doctorate in philosophy by the Weizmann Institute of Science, an honorary doctorate in engineering by Polytechnic University, New York, and an honorary doctorate from the Ben-Gurion University of the Negev in Israel. Mr. Galil is also a recipient of the Israel Prize. Mr. Galil is the father-in-law of Zvi Alon, the Chairman of the Board of Directors, President, and Chief Executive Officer of NetManage.

      Darrell Miller, age 55, has served as a director of NetManage since 1993 and served as Executive Vice President, Corporate Strategic Marketing for NetManage from December 1994 to February 1996. From 1987 to 1992, Mr. Miller was with Novell, Inc., a computer network company, in numerous positions including Executive Vice President responsible for strategic and marketing operations and Executive Vice President responsible for product development. From 1984 to 1987, Mr. Miller acted as the Director of Marketing for Ungermann-Bass, a manufacturer of networking equipment. Mr. Miller also serves on the Board of Directors of Xpoint Technologies, Inc., a switched ethernet company. Mr. Miller is a graduate of the University of Denver where he received a B.S. in business administration.

Directors Continuing in Office Until the 2004 Annual Meeting

      John Bosch, age 67, has served as a director of NetManage since December 1991. Since 1981, Mr. Bosch has been a general partner of Bay Partners, a venture capital firm. In 1976, he co-founded Cronus Precision Products, Inc., a digital timing company, and served as its President and Chief Executive Officer until 1981. In 1970, Mr. Bosch co-founded Anixter, Bosch and Russell, a consulting firm specializing in marketing and sales consulting for high technology companies and in technical venture analysis for the venture capital community. He is a graduate of the University of Southern California where he received a B.S. degree in mechanical engineering and an M.B.A. in International Trade. Mr. Bosch currently serves as Chairman of the Board of Directors of Repeater Technologies, Inc., a supplier of infrastructure repeaters to cellular and personal communication service providers and infrastructure manufacturers.

      Dr. Shelley Harrison, age 59, has served as a director of NetManage since July 1996. Dr. Harrison has served as Chairman of the Board of Directors since 1993 and Chief Executive Officer since April 1996 of Spacehab, Inc., a company that develops, owns and operates habitable modules and logistics supply services for the manned U.S. Space Shuttle missions. In addition, Dr. Harrison is a managing general partner of PolyVentures L.P. and PolyVentures II, L.P., which are high technology venture capital firms. Dr. Harrison also serves on the Board of Directors of Click2learn.com, Inc. which provides e-learning solutions to enable organizations to use knowledge as a means to increase effectiveness and develop new revenue streams, and also on the Board of Directors of SafeNet, Inc. a developer and manufacturer of enterprise network security solutions. He received his B.S. in electrical engineering from New York University and received an M.S. and PhD in electro physics from Polytechnic University.

Directors Continuing in Office Until the 2003 Annual Meeting

      Zvi Alon, age 50, is the founder of NetManage and has served as its Chairman of the Board, President and Chief Executive Officer since it’s formation in 1990. From 1986 to 1989, Mr. Alon was the President of Halley Systems, a manufacturer of networking equipment including bridges and routers. He has also served as Manager, Standard Product Line at Sytek, Inc., a networking company, and Manager of the Strategic Business Group for Architecture, Graphics and Data Communications at Intel Corporation, a semiconductor manufacturer. Mr. Alon currently serves on the Board of Directors of easeBASE, LTD, a private company in which we have an investment interest. Mr. Alon received a B.S. degree in electrical engineering from the Technion. Mr. Alon is the son-in-law of Uzia Galil, a director of the Company.

      Abraham Ostrovsky, age 59, was appointed to the Board of Directors of NetManage in January 1998. Mr. Ostrovsky currently serves as Chairman of the Board of Accelio Corporation, which develops Web-based software solutions that automate business processes, transforming them into e-processes. Mr. Obstrovsky served as the Chairman of the Board of Jetform Corporation, a provider of electronic forms and enterprise workflow products, and served as its Chief Executive Officer from 1991 to 1995. Mr. Ostrovsky also served as Chairman of the Board and Chief Executive Officer of Compressent Corporation, which develops and licenses color facsimile and communications software, from March 1996 to December 1997. Mr. Ostrovsky currently serves as a director of SEEC, Inc. and CenterBeam, Inc. Mr. Ostrovsky served as Chairman of the Board of Directors of Digital Now, Inc., a developer of industry-leading digital imaging technology and Internet-based activity for the photo processing industry, from 2000 to 2002. Digital Now, Inc. filed for bankruptcy in December 2001.

Board Committees and Meetings

      During the fiscal year ended December 31, 2001, the Board of Directors held four meetings, including telephonic meetings. Standing committees of the Board include the Audit Committee, the Option Committee, and the Compensation Committee. We do not have a standing Nominating Committee or any other Committee performing similar functions, and such matters are considered at meetings of the full Board of Directors.

Audit Committee

      The Audit Committee meets with our independent auditors at least quarterly to review the results of our quarterly financial reviews, our annual audit and to discuss our financial statements. The Audit Committee makes recommendations to the Board regarding the retention of independent auditors, and receives and considers auditors and our accountants’ comments as to controls, adequacy of staff and management performance, procedures in connection with audit and financial controls. The Audit Committee is currently composed of four non-employee directors: Messrs. Bosch, Miller, Ostrovsky and Dr. Harrison. The Audit Committee held four meetings during 2001.

      The Board adopted and approved a charter for the Audit Committee on April 18, 2000. The Board has determined that all members of the Audit Committee are “independent” as that term is defined in Rule 4200 of the listing standards of the National Association of Securities Dealers.

Option Committee

      The functions of the Option Committee are to review and recommend awards of stock options for approval by the Board of Directors under our stock option plans to employees and consultants who are not subject to Section 16 of the Exchange Act, and to recommend any changes or amendments to the stock option plans. The Option Committee currently consists of Messrs. Bosch and Miller. The Option Committee met twelve times during 2001.

Compensation Committee

      The Compensation Committee reviews and approves specific compensation matters including the grant of options for the Chief Executive Officer, and all executive staff who report directly to the Chief Executive Officer and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is currently composed of three non-employee directors: Messrs. Bosch, Galil, and Ostrovsky. Mr. Alon makes his recommendations to the Compensation Committee with respect to options and purchases under our Option Plan and Purchase Plan to officers subject to Section 16 of the Exchange Act, other than the Chief Executive Officer. The Compensation Committee determines the terms of option grants (including the number of shares) for all such individuals. The Compensation Committee met twice during 2001.

      During the fiscal year ended December 31, 2001, each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he served that was held during the period for which he was a director or committee member.

Compensation of Directors

      Our non-employee directors currently receive a fixed sum of $12,000 in cash compensation per year, payable quarterly, for service on the Board of Directors. In addition, non-employee directors may be reimbursed for certain expenses in connection with attendance at Board and Committee meetings. Employee directors do not receive separate compensation for their services on the Board of Directors, although service on the Board may be considered when establishing their compensation as employees.

      Our Non-employee directors are eligible to receive options under the 1993 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”) and under the Option Plan. Option grants under the Directors’ Plan are non-discretionary. A total of 800,000 shares of Common Stock have been reserved for issuance under the Directors’ Plan. Under the Directors’ Plan, each person that is elected for the first time as a director and who is not otherwise employed by us or an affiliate of us (a “Non-Employee Director”) is granted an option to purchase 40,000 shares of Common Stock (subject to adjustment as provided in the Directors’ Plan) upon the date of his or her election to the Board. At each Meeting of Stockholders, including this Meeting, each person who is then a Non-Employee Director and has been a Non-Employee Director for at least three months is granted an option to purchase 8,000 shares of Common Stock (subject to adjustment as provided in the Directors’ Plan).

      Pursuant to the Directors’ Plan, options to purchase 8,000 shares were granted on May 30, 2001, the date of our 2001 Annual Meeting of Stockholders, to each of Messrs. Bosch, Galil, Miller, Ostrovsky, and Dr. Harrison at an exercise price of $0.64 per share. In addition, on the date of the 2002 Annual Meeting, each of Messrs. Bosch, Galil, Miller, Ostrovsky, and Dr. Harrison will receive an option grant of 8,000 shares at an exercise price equal to the closing price of our stock on that date.

THE BOARD OF DIRECTORS RECOMMENDS STOCKHOLDERS VOTE FOR PROPOSAL 1.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

      Upon the recommendation of the Audit Committee, the Board of Directors has selected Arthur Andersen LLP as our independent auditors for the fiscal year ending December 31, 2002 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Meeting. Arthur Andersen LLP has audited our financial statements since our inception in 1990. Representatives of Arthur Andersen LLP are expected to be present at the Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Fees Billed by Arthur Andersen LLP During 2001

      Audit Fees: Audit fees billed to us by Arthur Andersen LLP during 2001 for review of our annual financial statements and the financial statements included in our quarterly reports on Form 10-Q totaled $308,201.

      Financial Information Systems Design and Implementation Fees: We did not engage Arthur Andersen LLP to provide services to us regarding financial information systems design and implementation during 2001.

      All Other Fees: Fees billed to us by Arthur Andersen LLP during 2001 for all other non-audit services rendered to us, including tax related services, totaled $96,713.

      The Audit Committee has considered whether the provision of the services described under All Other Fees above is compatible with maintaining Arthur Andersen’s independence and has determined that such services have not adversely affected Arthur Andersen’s LLP’s independence.

      Stockholder ratification of the selection of Arthur Andersen LLP as our independent auditors is not required by our Bylaws or otherwise. However, the Board is submitting the selection of Arthur Andersen LLP to the stockholders for ratification as a matter of good corporate practice. The Board and the Audit Committee are aware of recent events concerning Arthur Andersen LLP in its role as auditors of Enron Corp. In addition, the Audit Committee has carefully considered related legal developments, including the indictment of the firm in connection with its conduct in relation to Enron Corp., and has discussed such matters with Arthur Andersen LLP. Based on such discussions and certain assurances given by Arthur Andersen LLP to the Board and the Audit Committee, the Board and the Audit Committee continue to recommend the appointment of Arthur Andersen LLP. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in our best interests and those of our stockholders.

Vote Required

      The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present and entitled to vote at the Meeting, assuming a quorum is present, is necessary for approval of the Proposal. Therefore, abstentions and broker non-votes (which may occur if a beneficial owner of stock where shares are held in a brokerage or bank account, fails to provide the broker or the bank voting instructions as to such shares) effectively count as votes against the Proposal.

THE BOARD OF DIRECTORS RECOMMENDS STOCKHOLDERS VOTE FOR PROPOSAL 2.

PROPOSAL 3

APPROVAL OF RESTATEMENT OF THE 1992 STOCK OPTION PLAN

      The stockholders are being asked to approve a restatement of the Company’s 1992 Stock Option Plan (the “Option Plan”), which will effect the following changes:

(i) increase the number of shares of Common Stock available for issuance under the Option Plan by an additional 1,500,000 shares,

(ii) add an automatic share increase provision to the plan pursuant to which the share reserve under the plan will automatically increase on the first trading day of January in each calendar year, beginning with the calendar year 2003 and continuing through the calendar year 2007, by an amount equal to three percent (3%) of the total number of shares of Common Stock outstanding on the last trading day of December in the immediately preceding calendar year, subject to a maximum annual increase of 2,000,000 shares,

(iii) extend the term of the Option Plan to April 24, 2012, and

(iv) effect a series of additional changes to the provisions of the Option Plan in order to facilitate plan administration, provide the plan administrator flexibility to design benefits under the plan and reflect existing laws and regulations applicable to the plan.

      The Option Plan was initially adopted by the Board of Directors in June 1992, and approved by the stockholders in December 1992. The Option Plan has been subsequently amended on several occasions and the stockholders have approved each such amendment. The Board approved the restatement, as described herein, on April 25, 2002, subject to stockholder approval at the Annual Meeting.

      Stock options play a key role in the ability to recruit, reward and retain executives and key employees and consultants. Technology companies have historically used stock options as an important part of recruitment and retention packages. We compete directly with these technology companies for experienced executives and engineers and must be able to offer comparable packages to attract the caliber of individuals that we believe are necessary to provide the growth that stockholders desire. The Option Plan provides for the grant of options to eligible employees, directors and consultants to provide additional incentive to encourage their continued service to NetManage. The restated Option Plan is designed to provide us with the continuing ability to use equity incentives to attract and retain the services of individuals essential to our financial success.

      The following is a summary of the principal features of the Option Plan, as most recently amended. This summary, however, does not purport to be a complete description of all the provisions of the Option Plan. Any stockholder who wishes to obtain a copy of the actual plan document may do so by written request to the Corporate Secretary at our principal offices in Cupertino, California.

Summary of the Option Plan

Securities Subject to the Option Plan

      14,500,000 shares of the Company’s Common Stock are authorized for issuance over the term of the Option Plan, assuming stockholder approval of the 1,500,000 share increase, which forms part of this Proposal. In addition, upon stockholder approval of this Proposal, the number of shares of Common Stock reserved for issuance under the Option Plan will automatically increase on the first trading day of January each calendar year, beginning in the calendar year 2003 and continuing through the calendar year 2007, by an amount equal to three percent (3%) of the total number of shares of Common Stock outstanding on the last trading day in December of the preceding calendar year, but in no event will any such annual increase exceed 2,000,000 shares. As of April 15, 2002, options for 3,756,771 shares were outstanding, options for 7,339,216 shares remained available for future grants assuming stockholder approval of this proposal, options for 3,404,013 shares were exercised under the Option Plan.

      Shares subject to any outstanding options under the Option Plan, which expire or otherwise terminate prior to exercise will be available for subsequent issuance under the plan. Unvested shares issued under the Option Plan and subsequently repurchased by the Company, at the option exercise price paid per share, pursuant to the Company’s repurchase rights under the Option Plan will be added back to the number of shares reserved for issuance under the Option Plan and will accordingly be available for subsequent issuance.

      The shares will be made available either from the Company’s authorized but unissued Common Stock or from Common Stock reacquired by the Company.

      In no event may any one individual participating in the Option Plan be granted stock options for more than 400,000 shares of Common Stock in the aggregate per calendar year. Stockholder approval of this Proposal will also constitute a reapproval of the 400,000 share limitation for purposes of Internal Revenue Code Section 162(m).

      In the event any change is made to the Common Stock issuable under the Option Plan by reason of any stock split, stock dividend, combination of shares, recapitalization, exchange of shares, or other change in capitalization of the Company affecting the Common Stock as a class without the Company’s receipt of consideration, appropriate adjustments will be made to (a) the maximum number and/or class of securities issuable under the Option Plan, (b) the maximum number and/or class of securities by which the share reserve under the Option Plan is to increase automatically each year, (c) the maximum number and/or class of securities for which any one individual may be granted stock options under the Option Plan per calendar year and, (d) the class and/or number of securities and option exercise price per share in effect under each outstanding option. The adjustments to the outstanding options will prevent the dilution or enlargement of benefits thereunder.

      The grant of stock options under the Option Plan will not affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate, sell, or transfer all or any part of its business or assets.

Share Reserve Under Other Stock Plans

      The Company maintains two other equity incentive plans under which individuals in the Company’s service may acquire shares of Common Stock:

The 1999 Plan

      The 1999 Stock Option Plan (the “1999 Plan”) was implemented by the Board on October 25, 1999. Options may be granted under the 1999 Plan to employees of the Company (or any parent or subsidiary corporation) who are neither officers nor Board members at the time of the grant. 4,000,000 shares of Common Stock have been authorized by the Board for issuance under the 1999 Plan. All option grants will have an exercise price per share equal to the fair market value per share of Common Stock on the grant date. As of April 15, 2002, options covering 2,958,294 shares of Common Stock were outstanding under the 1999 Plan, options for 925,029 shares remained available for future grants, options for 8,827,320 shares had been issued, and options for 116,677 were exercised and options for 5,752,349 shares were cancelled.

Director Plan

      The 1993 Non-Employee Director Plan (the “Director Plan”) was implemented by the Board on July 22, 1993. Options may be granted under the Director Plan to Directors of the Company (or any parent or subsidiary corporation) who are neither employees or affiliates of the Company at the time of the grant. 800,000 shares of Common Stock have been authorized by the Board for issuance under the Director Plan. All option grants will have an exercise price per share equal to the fair market value per share of Common Stock on the grant date. As of April 15, 2002, options covering 120,000 shares of Common Stock were outstanding under the Director Plan, and 680,000 shares remained available for future option grants.

      Share issuances under the 1992 Option Plan will not reduce or otherwise affect the number of shares of Common Stock available for issuance under the 1999 Plan or the Director Plan, and share issuances under those two plans will not reduce or otherwise affect the number of shares of Common Stock available for issuance under the 1992 Option Plan.

Administration

      The Option Committee of the Board administers the Option Plan. This committee (the “Plan Administrator”) has discretion (subject to the provisions of the Option Plan) to determine persons eligible and other guidelines for option grants under the Option Plan. The Board also retains power and authority to grant options or appoint a secondary committee of one or more Board members to administer the Option Plan with respect to individuals other than the Company’s executive officers.

Eligibility

      Employees (including officers), non-employee Board members and consultants and other independent advisors in the service of the Company (or its parent or subsidiary companies) who contribute to the management, growth and financial success of the Company (or its parent or subsidiary companies) will be eligible to participate in the Option Plan.

      As of April 15, 2002, 466 employees (including 8 executive officers), and 5 non-employee Board members were eligible to participate in the Option Plan.

Terms and Conditions of Options

      The Plan Administrator will have complete discretion under the Option Plan to determine which eligible individuals are to receive option grants, the time or times when those grants are to be made, the number of shares subject to each such grant, the status of any granted option as either an incentive stock option or a non-statutory option under the federal tax laws, the vesting schedule (if any) to be in effect for the option grant and the maximum term for which any granted option is to remain outstanding.

      Each granted option will have an exercise price per share determined by the Plan Administrator, but in no event will such exercise price of an Incentive Stock Option be less than one hundred percent (100%) of the fair market value of the option shares on the grant date and the exercise price of an non-statutory stock option be less than eighty five percent (85%) of the fair market value of the option shares on the grant date. The exercise price is payable in cash or with shares of the Company’s common stock. The exercise price may also be paid through a same-day sale program, pursuant to which a designated brokerage firm is to effect the immediate sale of the shares purchased under the option and pay over to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the exercise price for the purchased shares plus all applicable withholding taxes. The Plan Administrator may also permit the exercise price to be paid by deferred payment arrangement. The terms of any deferred payment arrangement (including the interest rate) shall be determined by the Plan Administrator.

      No granted option will have a term in excess of ten (10) years, and the option will generally become exercisable in one or more installments over a specified period of service measured from the grant date. However, one or more options may be structured so that they will be immediately exercisable for any or all of the option shares. The shares acquired under those options will be subject to repurchase by the Company, at the exercise price paid per share, if the optionee ceases service with the Company prior to vesting in those shares.

      Upon cessation of service, the optionee will have a limited period of time in which to exercise any outstanding option to the extent exercisable for vested shares. The Plan Administrator will have complete discretion to extend the period following the optionee’s cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability or vesting of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee’s actual cessation of service.

Valuation

      The fair market value per share of Common Stock under the Option Plan on any relevant date will be the closing selling price on the date in question, as reported on the NASDAQ National Market. On April 15, 2002, the fair market value per share of the Common Stock determined on such basis was $0.77 per share.

Change in Control

      In the event a change in control of the Company occurs, each outstanding option will automatically accelerate in full, unless (i) the option is assumed by the successor corporation or otherwise continued in effect or (ii) the option is replaced with a cash incentive program which preserves the spread existing on the unvested option shares (the excess of the fair market value of those shares over the option exercise price payable for such shares) and provides for subsequent payout in accordance with the same vesting schedule in effect for those option shares. In addition, all unvested shares outstanding under the Option Plan will immediately vest, except to the extent the Company’s repurchase rights with respect to those shares are to be assigned to the successor corporation or otherwise continued in effect. The Plan Administrator will have complete discretion to grant one or more options which will become exercisable for all the option shares in the event the optionee’s service with the Company or the successor entity is terminated (actually or constructively) within a designated period following a change in control transaction in which those options are assumed or otherwise continued in effect.

      The Plan Administrator will have the discretion to structure one or more option grants under the Option Plan so that those options will vest immediately upon a change in control, whether or not the options are to be assumed or otherwise continued in effect. All options granted prior to the June 5, 2002 restatement of the Option Plan will accelerate upon a change in control of the Company.

      A change in control will be deemed to occur upon (i) an acquisition of us by merger or asset sale, (ii) the successful completion of a tender offer for more than 50% of our outstanding voting stock, or (iii) a change in the composition of the Board of Directors effected through one or more proxy contests for the election of Board members.

      The acceleration of vesting in the event of a change in the ownership or control of the Company may be seen as an anti-takeover provision and may have the effect of discouraging or reducing the consideration paid in a merger proposal, a takeover attempt or other efforts to gain control of the Company.

Stockholder Rights and Option Transferability

      No optionee will have any stockholder rights with respect to the option shares until such optionee has exercised the option and paid the exercise price for the purchased shares. Options are generally not assignable or transferable other than by will or the laws of inheritance and, during the optionee’s lifetime, only such optionee may exercise the option. However, the Plan Administrator may allow non-statutory options to be transferred or assigned during the optionee’s lifetime to one or more members of the optionee’s immediate family or to a trust established exclusively for one or more such family members, to the extent such transfer or assignment is in furtherance of the optionee’s estate plan.

Special Tax Election

      The Plan Administrator may provide one or more holders of non-statutory options under the Option Plan with the right to have the Company withhold a portion of the shares of Common Stock otherwise issuable to such individuals upon the exercise of those options or vesting of acquired shares in order to satisfy the Federal and state income and employment withholding taxes to which such individuals may become subject in connection with such exercise or vesting. Alternatively, the Plan Administrator may allow such individuals to deliver already existing shares of the Company’s Common Stock in payment of such withholding tax liability.

Options Granted

      The table below shows, as to each of the Named Executive Officers and the various indicated groups, the following information with respect to stock option transactions listed in the Executive Compensation Table set elsewhere in this proxy statement effected during the period from January 1, 2001 to April 15, 2002: (i) the number of shares of Common Stock subject to options granted under the Option Plan during that period and (ii) the weighted average exercise price payable per share under such options.

	Options Granted
	(Number of	Weighted Average
Name and Position	Shares)	Exercise Price

Zvi Alon	-0-	$0
Michael R. Peckham	-0-	$0
Peter Havart-Simkin	-0-	$0
Bertram Rankin	44,000	$0.87
Robert Lee	-0-	$0
D. Patrick Linehan(1)	-0-	$0
All current Executive Officers as a Group (8 persons)	394,000	$0.72
All current directors who are executive officers (5) persons*	40,000	$0.64
All other employees, including current officers who are not executive officers, as a group	1,410,347	$0.75

*	Granted under the Director Plan.

(1)	Mr. Linehan left the company in July 2001.

Amendment and Termination of the Option Plan

      The Board may amend or modify the Option Plan in any or all respects whatsoever subject to stockholder approval in the event of any amendment or modification, (i) increasing the share reserve under the Option Plan (other than any increases in connection with changes in the capitalization of the Company), or (ii) modifying the eligibility requirements to the extent necessary to satisfy the requirements of Code

Section 422. The Board may terminate the Option Plan at any time, but in no event will the Option Plan continue beyond April 24, 2012 (subject to approval of this Proposal) or June 25, 2002 if this proposal is not approved.

Federal Tax Consequences

Option Grants

      Options granted under the Option Plan may be either incentive stock options, which satisfy the requirements of Section 422 of the Internal Revenue Code, or non-statutory options, which are not intended to satisfy such requirements. The Federal income tax treatment for the two types of options differs as follows:

Incentive Stock Options

      The optionee recognizes no taxable income at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of disposition.

      For Federal income tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition of the purchased shares will occur if the sale or disposition is made more than two years after the date the option for the shares was granted and more than one year after the date that the option was exercised for the particular shares involved in the sale or disposition. Unless both of those requirements are satisfied, a disqualifying disposition of the purchased shares will result.

      If the optionee makes a disqualifying disposition of the purchased shares, then the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of, (i) the fair market value of such shares on the date the option was exercised over, (ii) the exercise price paid for such shares. In no other instance will we be allowed a deduction with respect to the optionee’s disposition of the purchased shares. We anticipate that any compensation deemed paid by us upon one or more disqualifying dispositions of incentive stock option shares will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain of our executive officers.

Non-Statutory Options

      No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income in the year in which the option is exercised equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

      If the shares acquired upon exercise of a non-statutory option are subject to a substantial risk of forfeiture (such as our right to repurchase unvested shares at the original exercise price paid per share, upon the optionee’s cessation of service prior to vesting in those shares), then the optionee will not recognize any taxable income at the time the option is exercised for such unvested shares but will have to report as ordinary income, as the shares vest, an amount equal to the excess of, (a) the fair market value of the shares on the vesting date over, (b) the exercise price paid for the shares. The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise an amount equal to the amount by which the fair market value of the purchased shares on the date of exercise (determined as if the unvested shares were not subject to our repurchase right) exceeds the exercise price paid for those shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the shares vest.

      We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee in connection with the exercise of the non-statutory option. The deduction will in general be allowed for the taxable year of the Company in which such ordinary income is recognized by the optionee. The Company anticipates that the compensation deemed paid by the Company upon the exercise of non-statutory options will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company.

Accounting Treatment

      Under current accounting rules, option grants under the Option Plan with an exercise price equal to the fair market value of the shares on the grant date will not result in a direct compensation expense to our earnings. However, the fair value of those options is required to be disclosed in the notes to our financial statements, and we must also disclose, in pro-forma statements to our financial statements, the impact those options would have upon our reported earnings were the fair value of those options at the time of grant treated as compensation expense. In addition, the number of outstanding options may be a factor in determining our earnings per share on a fully diluted basis.

      In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44 to APB Opinion No. 25, which governs the accounting treatment applicable to equity incentive plans. Under the Interpretation, option grants made to independent consultants (but not non-employee Board members) after December 15, 1998 will result in a direct charge to our reported earnings based upon the fair value of the option measured initially as of the grant date of that option and then subsequently on the vesting date of each installment of the underlying option shares. Such charge will accordingly include the appreciation in the value of the option shares over the period between the grant date of the option (or, if later, the July 1, 2000 effective date of the Interpretation) and the vesting date of each installment of the option shares. In addition, any options which are repriced after December 15, 1998 will also trigger a direct charge to our reported earnings measured by the appreciation in value of the underlying shares between the grant date of the option (or, if later, the July 1, 2000 effective date of the Interpretation) and the date the option is exercised for those shares.

New Plan Benefits

      No option grants have been made on the basis of the 1,500,000 share increase, which forms part of this Proposal.

Stockholder Approval

      The affirmative vote of a majority of the shares present or represented and entitled to vote at the Annual Meeting is required for approval of the restatement of the Option Plan. If such stockholder approval is not obtained, then neither the 1,500,000 share increase nor the annual share reserve increase will be implemented, and any option grants made on the basis of that increase will terminate without ever becoming exercisable for any of the option shares. In addition, the 1992 Option Plan will terminate on June 25, 2002.

Recommendation of the Board of Directors

      The Board of Directors believes that the amendments to the Option Plan are necessary in order to provide additional equity incentives to attract and retain the services of key individuals essential to our long-term success and talented and experienced non-employee Board members.

FOR THIS REASON THE BOARD OF DIRECTORS RECOMMENDS STOCKHOLDERS VOTE FOR PROPOSAL 3.

PROPOSAL 4

APPROVAL OF AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN

General

      The stockholders are being asked to approve an amendment to our Employee Stock Purchase Plan (the “Purchase Plan”), which will effect the following changes:

(a) increase the number of shares of Common Stock authorized for issuance under the Purchase Plan by an additional 1,500,000 shares,

(b) add an automatic share increase provision to the plan pursuant to which the share reserve under the plan will automatically increase on the first trading day of January in each calendar year, beginning in the calendar year 2003 and continuing through the calendar year 2007, by an amount equal to one percent (1%) of the total number of shares of Common Stock outstanding on the last trading day of December in the immediately preceding calendar year, subject to a maximum annual increase of 750,000 shares, and

(c) extend the term of the Purchase Plan to April 30, 2012.

      Our Purchase Plan was initially adopted by the Board of Directors in July 1993 and approved by the stockholders in August 1993 and is intended to qualify under Section 423 of the Code. The Purchase Plan has been subsequently amended on several occasions; and the stockholders have approved each such amendment.

      On April 25, 2002, the Board of Directors approved the foregoing amendment to the Purchase Plan, subject to stockholder approval at the Annual Meeting. The purpose of the amendment is to ensure the Company will continue to have a sufficient reserve of Common Stock available under the Purchase Plan for a continued period of time to provide eligible employees of the Company and its participating affiliates (whether now existing or subsequently established) with the opportunity to purchase shares of Common Stock at semi-annual intervals through their accumulated periodic payroll deductions.

Summary of the Purchase Plan

      The terms and provisions of the Purchase Plan, as most recently amended, are summarized below. This summary, however, does not purport to be a complete description of the Purchase Plan. Any stockholder who wishes to obtain a copy of the actual plan document may do so by written request to the Corporate Secretary at the Company’s principal offices in Cupertino, California.

Purpose

      The purpose of the Purchase Plan is to provide our employees and employees of our majority-owned subsidiaries designated by the Board of Directors that participate in the Purchase Plan with an opportunity to purchase our Common Stock through payroll deduction.

Share Reserve

      The number of shares of Common Stock currently reserved for issuance over the term of the Purchase Plan is limited to 6,900,000 shares, assuming stockholder approval of the 1,500,000 share increase, which forms part of this Proposal. As of April 15, 2002, 3,772,511 shares had been issued under the Purchase Plan, and 3,127,489 shares were available for future issuance, assuming stockholder approval of this proposal.

      In addition, upon stockholder approval of this Proposal, the number of shares of Common Stock reserved for issuance under the Option Plan will automatically increase on the first trading day of January each calendar year, beginning in calendar year 2003 and continuing through the calender year 2007, by an amount equal to one percent (1%) of the total number of shares of Common Stock outstanding on the last trading day in December of the preceding calendar year, but in no event will any such annual increase exceed 750,000 shares.

      The shares issuable under the Purchase Plan may be made available from authorized but unissued shares of the Common Stock or from shares of Common Stock repurchased by the Company, including shares repurchased on the open market.

      In the event that any change is made to the outstanding Common Stock (whether by reason of any stock split, stock dividend, recapitalization, exchange or combination of shares or other change affecting the outstanding Common Stock as a class without the our receipt of consideration), appropriate adjustments will be made to (a) the maximum number and class of securities issuable under the Purchase Plan, (b) the maximum number and/or class of securities by which the share reserve under the Purchase Plan is to increase automatically each year, (c) the maximum number and class of securities purchasable per participant on any one purchase date, and (d) the number and class of securities and the price per share in effect under each outstanding option. Such adjustments will be designed to preclude any dilution or enlargement of benefits under the Purchase Plan or the outstanding options thereunder.

Administration

      The Board of Directors or a committee appointed by the Board, may administer the Purchase Plan and it is currently being administered by the Board of Directors. All questions of interpretation or application of the Purchase Plan are determined in the sole discretion of the Board of Directors or its committee, and its decisions are final and binding upon all participants. Members of the Board of Directors who are eligible employees are permitted to participate in the Purchase Plan but may not vote on any matter affecting the administration of the Purchase Plan or the grant of any option pursuant to the Purchase Plan.

Eligibility

      Any person who is a regular employee of ours (or any parent or subsidiary designated by the Board of Directors, including any corporation which subsequently becomes such at any time during the term of the Purchase Plan) is eligible to participate in the Purchase Plan. No individual who, immediately after options are granted, would own our capital stock and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of our capital stock (or of any parent or subsidiary), will be granted an option under the Purchase Plan. As of the April 15, 2002, approximately 404 employees (including 8 executive officers) were eligible to participate in the Purchase Plan and approximately 105 of such eligible employees (including 8 executive officers) were participating.

Offering Dates

      The Purchase Plan is implemented by consecutive six (6) month offering periods. Currently, the offering periods commence May 1 and November 1 of each year and end on October 31 of that year and April 30 of the following year respectively. The Board of Directors has the power to alter the duration of the offering periods without stockholder approval.

Participation in the Purchase Plan

      An individual who is an eligible employee on the start date of any offering period may join that offering period at that time. Eligible employees become participants in the Purchase Plan by delivering to our payroll office a subscription agreement authorizing payroll deductions. An employee who becomes ineligible to participate in the Purchase Plan after the commencement of an offering may not participate in the Purchase Plan until the commencement of the next offering period.

Purchase Price

      The purchase price per share at which shares are sold under the Purchase Plan is the lower of eighty-five percent (85%) of the fair market value of a share of Common Stock on the date of commencement of the offering period or eighty-five percent (85%) of the fair market value of a share of Common Stock on the closing date of such offering period. The fair market value of the Common Stock on a given date shall be the closing sale price as reported by the NASDAQ National Market on such date. On April 15, 2002, the closing selling price per share of Common Stock on the NASDAQ National Market was $0.77.

Payment of Purchase Price; Payroll Deductions

      The purchase price of the shares is paid by payroll deductions accumulated during the offering period. The deductions may not exceed fifteen percent (15%) of a participant’s eligible compensation, which is defined in the Purchase Plan to include all base pay, overtime pay, bonus and commissions during the offering period, exclusive of all other amounts. A participant may institute decreases in the rate of payroll deductions at any time.

      All payroll deductions are credited to the participant’s account under the Purchase Plan; no interest accrues on the payroll deductions. All payroll deductions received or held by us may be used by us for any corporate purpose and such payroll deductions need not be segregated.

Purchase of Stock

      At the beginning of each offering period, by executing a subscription agreement to participate in the Purchase Plan, each employee is in effect granted an option to purchase shares of Common Stock. The option is automatically exercised on the last business day of the offering period. The maximum number of shares a participant may purchase in an offering period is determined by dividing the compensation which such participant has elected to have withheld during the exercise period by eighty-five percent (85%) of the fair market value of the Common Stock at the beginning of the offering period or on the closing date. As required by Section 423 of the Internal Revenue Code, employees are limited to purchasing $25,000 worth of stock under the Purchase Plan in the calendar year. The maximum number of shares a participant may purchase during any offering period is determined by dividing $25,000 by the fair market value of our stock on the start date of the offering period. Notwithstanding the foregoing, no employee may in general make aggregate purchases of our stock and our majority-owned subsidiaries under the Purchase Plan, and any other employee stock purchase plans qualified as such under Section 423(b) of the Code in excess of $25,000 (determined using the fair market value of the shares at the time the option is granted), during any calendar year.

Withdrawal

      A participant may terminate his or her participation in the Purchase Plan at any time by signing and delivering to us a notice of withdrawal from the Purchase Plan. All of the participant’s accumulated payroll deductions will be paid to the participant promptly after receipt of his or her notice of withdrawal and his or her participation in the current offering period will be automatically terminated, and no further payroll deductions for the purchase of shares will be made during the offering period. No resumption of payroll deductions will occur on behalf of such participant unless such participant re-enrolls in the Purchase Plan by delivering a new subscription agreement to us during the applicable open enrollment period preceding the commencement of a subsequent offering period. A participant’s withdrawal from the Purchase Plan during an offering period does not have any effect upon such participant’s eligibility to participate in subsequent offering periods under the Purchase Plan.

Termination of Employment

      Termination of a participant’s employment for any reason, including retirement or death, cancels his or her participation in the Purchase Plan immediately. In such event, the payroll deductions credited to the participant’s account will be returned to such participant or, in the case of death, to the person or persons entitled thereto as specified by the employee in the subscription agreement.

Change in Ownership

      In the event of the proposed sale of all or substantially all of our assets or our merger with or into another corporation, each outstanding option will be assumed or continued in effect or an equivalent option will be substituted by the successor corporation for the option, unless the Board of Directors determines, in its discretion, that all outstanding options under the Purchase Plan will be automatically exercised immediately prior to the effective date of the sale or merger.

Stockholder Rights

      No participant will have any stockholder rights with respect to the shares covered by his or her options until the shares are actually purchased on the participant’s behalf. No adjustment will be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase.

Assignability

      Options are not assignable or transferable by the participant other than by will or by the laws of inheritance following the participant’s death, and the options are exercisable only by the participant during the participant’s lifetime.

Share Pro-ration

      Should the total number of shares of Common Stock to be purchased pursuant to outstanding options on any particular date exceed the number of shares then available for issuance under the Purchase Plan then the Board will make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis. In such an event, the Company will refund the accumulated payroll deductions of each participant, to the extent in excess of the purchase price payable for the Common Stock pro-rated to such individual.

Amendment and Termination

      The Purchase Plan will terminate upon the earliest of (a) April 30, 2012, assuming this Proposal is approved by the Company’s stockholders at the Annual Meeting, or July 22, 2003 in the absence of such stockholder approval, (b) the date on which all shares available for issuance thereunder are sold pursuant to exercised options or (c) the date on which all purchase rights are exercised in connection with a change in ownership.

      The Board may at any time alter, suspend or terminate the Purchase Plan. However, the Board may not, without stockholder approval, (a) increase the number of shares issuable under the Purchase Plan, or (b) modify the requirements for eligibility to participate in the Purchase Plan.

Certain United States Federal Income Tax Information

      The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the Plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax, and the amount of the tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than two years from the participant’s entry date into the offering period and more than one year after the actual purchase of the shares, the participant will recognize ordinary income measured as the lesser of, (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to fifteen percent (15%) of the fair market value of the shares on the participant’s entry date into the offering period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of either of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the participant holds the shares. We are not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by the participant upon a sale or disposition of shares prior to the expiration of the holding periods described above.

      If the participant still owns the purchased shares at the time of death, the lesser of (a) the amount by which the fair market value of the shares on the date of death exceeds the purchase price or, (b) fifteen percent (15%) of the fair market value of the shares on the start date of the offering period in which those shares were acquired will constitute ordinary income in the year of death.

Accounting Treatment

      Under current accounting principles applicable to employee stock purchase plans qualified under Section 423 of the Internal Revenue Code, the issuance of Common Stock under the Purchase Plan will not result in a compensation expense chargeable against the Company’s reported earnings. However, the Company must disclose, in pro-forma statements to the Company’s financial statements, the impact the purchase rights granted under the Purchase Plan would have upon the Company’s reported earnings were the fair value of those purchase rights treated as compensation expense.

Participation in the Purchase Plan

      The table below shows as to the Named Executive Officers, listed in the Executive Compensation Table set forth elsewhere in this Proxy Statement, all current executive officers as a group, and all other employees (including current officers who are not executive officers) as a group, the number of shares of Common Stock purchased by such persons pursuant to the Purchase Plan between January 1, 2001 and October 31, 2001, the most recent purchase date, together with the purchase price paid per share.

Employee Stock Purchase Plan — Named Executive Officers

		Weighted Average
	Number of	Purchase Price
Name or Group	Shares	Per Share

Zvi Alon	—	$—
Michael R. Peckham	—	—
Peter Havart-Simkin	—	—
Robert Lee	—	—
Bertram Rankin	17,884	0.60
D. Patrick Linehan(1)	10,693	0.71
All current executive officers as a group (8 persons)	38,739	0.65
All other employees including current officers who are not Executive Officers as a group	1,045,150	0.66

(1)	Mr. Linehan left the Company in July, 2001

New Plan Benefits

      No purchase rights have been granted, and no shares have been issued, on the basis of the share increases, which form part of this Proposal.

Vote Required

      The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present or represented and entitled to vote at the Meeting, assuming a quorum is present, is necessary for approval of the Proposal. Should such stockholder approval not be obtained, then neither the 1,500,000 share increase, which forms part of such Proposal, nor the automatic annual share increase will be implemented, and the termination date for the Purchase Plan will remain July 22, 2003. No additional purchase rights will be granted on the basis of the proposed share increase, and the Purchase Plan will terminate once the shares in the existing share reserve have been issued.

THE BOARD OF DIRECTORS RECOMMENDS STOCKHOLDERS VOTE FOR PROPOSAL 4.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding the ownership of our Common Stock as of April 15, 2002 by: (i) each of our directors, including each Nominee; (ii) each of the Named Executive Officers, listed in the Executive Compensation Table set forth elsewhere in this Proxy Statement; (iii) all of our current executive officers and directors as a group; and (iv) all those known to us to be the beneficial owners of more than 5% of the outstanding Common Stock. Except as otherwise indicated below, the information as to each person has been furnished by such person, and each person has sole voting power and sole investment power with respect to all shares beneficially owned by such person, except as otherwise indicated and subject to community property laws where applicable. Except as otherwise set forth below, the address of each named individual is our address as set forth herein.

SECURITY OWNERSHIP OR CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

	Beneficial Ownership

	Number	Percent
Beneficial Owner	of Shares	Total(%)(1)

Zvi Alon(2)	10,604,646	16.82%
John Bosch(3)	56,282	*
Uzia Galil(4)	570,194	*
Shelley Harrison(5)	52,738	*
Darrell Miller(6)	33,893	*
Michael R. Peckham(7)	174,686	*
Peter Havart-Simkin(8)	183,825	*
Abraham Ostrovsky(9)	96,919	*
Bertram Rankin(10)	74,270	*
Robert Lee(11)	59,426	*
D. Patrick Linehan(12)	20,032	*
All executive officers and directors as a group (13 persons)(13)	12,234,234	19.56%
Other 5% Beneficial Owners
LeRoy C. Kopp(14)	4,692,779	7.4%
Kopp Holding Company
Kopp Investment Advisors, Inc.
7701 France Avenue South, Suite 500
Edina, Minnesota 55435
Dimensional Fund Advisors(15)	3,236,859	5.13%
1299 Ocean Avenue
11th Floor
Santa Monica, CA 90401

*	Less than 1%.

(1)	Based on 63,029,253 shares of Common Stock outstanding as of April 15, 2002.

(2)	Includes (i) 9,767,668 shares held by the Family Foundation (the “Foundation”). Also includes 836,978 shares issuable upon exercise of options that are exercisable within 60 days of April 15, 2002.

(3)	Includes 1,000 shares held by Mr. Bosch’s spouse. Mr. Bosch disclaims beneficial ownership of these shares. Also includes 55,282 shares issuable upon exercise of options that are exercisable within 60 days of April 15, 2002.

(4)	Includes 500,000 shares owned by Uzia and Ella Galil. The number of shares includes 70,194 shares issuable upon exercise of options that are exercisable within 60 days of April 15, 2002.

(5)	Includes 52,738 shares issuable upon exercise of options that are exercisable within 60 days of April 15, 2002.

(6)	Includes 33,893 shares issuable upon exercise of options that are exercisable within 60 days of April 15, 2002.

(7)	Includes 154,686 shares issuable upon exercise of options that are exercisable within 60 days of April 15, 2002.

(8)	Includes 183,825 shares issued upon exercise of options that are exercisable within 60 days of April 15, 2002.

(9)	Includes 46,919 shares issued upon exercise of options that are exercisable within 60 days of April 15, 2002.

(10)	Includes 69,270 shares issued upon exercise of options that are exercisable within 60 days of April 15, 2002.

(11)	Includes 59,426 shares issued upon exercise of options that are exercisable within 60 days of April 15, 2002.

(12)	Mr. Linehan left the Company in January 2001. Includes 20,032 shares Mr. Linehan purchased through ESPP program.

(13)	Includes 1,396,782 shares issued upon exercise of options that are exercisable within 60 days of April 15, 2002.

(14)	Based on Amendment No. 3 to Schedule 13G dated January 29, 2002 filed by such persons as a group: (i) Kopp Investment Advisors, Inc. (“KIA”) beneficially owns 2,946,779 shares, has sole voting power with respect to 1,150,000 shares, has sole dispositive power with respect to 975,000 shares and has shared dispositive power with respect to 1,971,779 shares; (ii) Kopp Holding Company (“KHC”) beneficially owns the 2,946,779 that are beneficially owned by KIA, a wholly-owned subsidiary of KHC, but does not have sole or shared voting or dispositive power with respect to any of the shares; and (iii) LeRoy C. Kopp, who holds all of the outstanding capital stock of KHC, beneficially owns and has sole voting and dispositive power with respect to 1,746,000 shares. In addition, item 6 of such Amendment provides that 2,406,779 such shares are held in a fiduciary or representative capacity. Accordingly, persons other than the reporting persons have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such sales. No person individually has an interest that relates to more than five percent of the class.

(15)	Based on schedule 13G dated February 12, 2002 filed by such person.

Compliance with the Reporting Requirements of Section 16(a)

      Section 16(a) of the Exchange Act requires that our directors and executive officers and persons who beneficially own more than 10% of a registered class of our equity securities file with the Securities and Exchange Commission (the “SEC”) initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities. Officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

      To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2001, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were complied with.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Compensation Committee Interlocks and Insider Participation

      Each of Zvi Alon, our President, Chief Executive Officer and the Chairman of the Board of Directors, and Uzia Galil, a director and the father-in-law of Zvi Alon, participated in the deliberations of the

Compensation Committee during 2001 concerning executive officer compensation. Mr. Galil abstained from voting on Mr. Alon’s compensation, and although Mr. Alon attends meetings of the Committee, he does not participate in deliberations that relate to his own compensation.

Executive Compensation

      The following table sets forth all compensation awarded, earned or paid for services rendered in all capacities to us and our subsidiaries during each of 1999, 2000, and 2001 to our Chief Executive Officer and our four most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers at the end of 2001, whose total salary and bonus exceeded $100,000 (collectively, the “Named Executive Officers”). This information includes the dollar values of base salaries, bonus awards, the number of stock options granted, and certain other compensation, if, whether paid or deferred.

Executive Compensation Table

				Long-Term
				Compensation
				Securities
				Underlying	All Other
Name and Principal Position	Year	Salary($)	Bonus($)	Options	Compensation(1)

Zvi Alon	2001	420,000	34,609	—	2,179
Chairman, Chief Executive Officer	2000	397,000	—	660,000	1,339
and President	1999	360,000	45,375	300,000	1,653
Peter Havart-Simkin	2001	205,000	14,060	—	647
Senior Vice President, Worldwide	2000	195,000	—	75,000	612
Strategic Development	1999	207,223	21,288	100,000	898
Michael R. Peckham(1)	2001	231,000	15,863	—	1,132
Chief Financial Officer and	2000	222,702	—	66,666	246,801	(2)
Senior Vice President, Finance	1999	20,068	—	200,000	131
Bertram Rankin	2001	210,000	15,141	—	444
Vice President, Marketing Worldwide	2000	36,615	—	175,000	93
Robert Lee	2001	174,000	11,897	—	2,348
Vice President, Human Resources	2000	83,135		132,500	1,201
	1999	—	—	—	—
D. Patrick Linehan(3)	2001	159,454	—	—	28,368	(4)
Former Senior Vice President,	2000	250,000	25,101	25,000	99,673	(5)
Worldwide Sales	1999	250,000	31,250	150,000	98,597	(6)

(1)	Represents Group Term Life.

(2)	Other compensation includes $ paid pursuant to a Change of Control agreement arising out of the acquisition of Simware Inc. and $ for relocation costs.

(3)	Mr. Linehan left the Company in July 2001.

(4)	Represents $27,694 paid for commission and $675.00 for Group Term Life

(5)	Represents $84,516 paid in commission, $13,912 for Gross-up Fringe Benefits and $1,245.00 Group Term Life.

(6)	Represents $96,676 paid in commission and $1,921.00 Group Term Life

Option Grants in Last Fiscal Year

      The following table sets forth certain information with respect to stock options granted to the Named Executive Officers in 2001. Except as otherwise indicated below, all options were granted under the Option Plan, and the exercise price of the options was set at the fair market value as of the date of grant. No stock appreciation rights were granted to any Named Executive Officer during 2001.

					Potential Realizable
					Value at Assumed
	Number of	% of Total			Annual Rates of Stock
	Securities	Options			Price Appreciation
	Underlying	Granted to	Exercise		for Option Term(1)
	Options	Employees in	Price	Expiration
Name	Granted	Fiscal Year(2)	($/Share)	Date	5%	10%

Zvi Alon	—	0.00%	—		—	—
Peter Havart-Simkin	—	0.00%	—		—	—
Michael R. Peckham	—	0.00%	—		—	—
Bertram Rankin	44,000	2.50%	0.870		508,250	832,007
Robert Lee	—	0.00%	—		—	—
D. Patrick Linehan(2)	—	0.00%	—		—	—

(1)	Potential realizable value are; (i) net of exercise price before taxes, (ii) based on the assumption that the Common Stock of the Company appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the ten-year option terms, and (iii) based on the assumption that the option is exercised at the exercise price and sold on the last day of the term at the appreciated price. These numbers are calculated based on the requirements promulgated by the Commission and do not reflect the our estimate of future stock price growth.

(2)	D. Patrick Linehan left the Company in July 2001.

Option Exercises and Year-End Option Values

      The following table sets forth certain information concerning the exercise of Stock Options by Named Executive Officers during 2001 and the number and value at December 31, 2001 of unexercised options held by the Named Executive Officers. No stock appreciation rights were exercised during 2001 or held at the end of such year by any Named Executive Officer. The values set forth below have not been, and may never be, realized and are based on the positive spread between the respective exercise prices of outstanding stock options and the closing price of the Common Stock on December 31, 2001 of $1.0200, as reported on the NASDAQ National Market.

Aggregated Option Exercises in 2001 and Fiscal Year-End Option Values

			Number of Securities	Value of Unexercised
			Underlying Unexercised	In-the-Money Options
	Shares Acquired	Value	Options at FY-End	at Fiscal Year-End
Name	on Exercise	Realized	Exercisable/Unexercisable	Exercisable/Unexercisable

Zvi Alon			620,624/664,376	-0-/$89,100
Michael R. Peckham			108,158/158,508	-0-/$15,750
Peter Havart-Simkin			129,688/126,319	-0-/$13,837
Bertram Rankin			51,041/167,959	-0-/$6,600
Robert Lee			37,500/95,000	-0-/$8,775
D. Patrick Linehan(1)			0/0	-0-/$0

(1)	Mr. Linehan left the Company in July 2001.

      The information contained in the Compensation Committee Report, the Audit Committee Report, references herein to the independence of the Audit Committee members and the Stock Performance Graph shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or Securities Exchange Act of 1934, as amended.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

Compensation Philosophy

      Our primary goal is to align compensation with our business objectives and performance. Our aim is to attract, retain and reward executive officers and other key employees who contribute to our long-term success and to motivate those individuals to enhance long-term stockholder value. To establish this relationship between executive compensation and the creation of stockholder value, the Compensation Committee has adopted a total compensation package comprised of base salary, bonus and stock option awards. Key elements of this compensation package are:

•	We pay competitively with leading software and high technology companies with which we compete for employees and other service providers.

•	We maintain annual incentive opportunities sufficient to provide motivation to achieve specific operating goals and to generate rewards that bring total compensation to competitive levels.

•	We provide significant equity-based incentives for executives and other key employees to ensure that these individuals are motivated over the long term to respond to our business challenges and opportunities as owners and not just as employees.

Executive Officer Salaries

      With respect to the executive officers hired in 2001, salary, potential bonus and stock option grants were determined on the basis of negotiations between us and each officer with due regard to the officer’s experience, prevailing market conditions and internal equity. Similarly, we negotiated with the former executive officers at the time of such officer’s hiring and reached a level of compensation that we believed was reasonably required to obtain the services of such officer.

Annual Incentive Compensation

      Historically, a substantial portion of the cash compensation paid to the our executive officers, including the Chief Executive Officer, has been in the form of discretionary cash bonuses payable on a quarterly basis. The Compensation Committee believes that the bonus compensation of the Chief Executive Officer and our other executive officers should be expressly linked to our performance. Consistent with this philosophy, a designated portion of the bonus compensation is contingent upon corporate profits, the attainment of specific business objectives and performance against personal performance objectives. Bonus payments are based on a target bonus pool established at the beginning of the year for each officer.

      In reviewing 2001 discretionary bonuses tied to corporate performance, the Compensation Committee determined that our goals were not attained in 2001, and, accordingly, did not award discretionary bonuses.

Long-Term Incentives

      To date, long-term incentives have consisted solely of grants of options to purchase our common stock. Generally, the Compensation Committee makes stock option grants annually to certain of our executive officers. Each grant is designed to align the interests of the executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant allows the officer to acquire shares of our common stock at a fixed price per share (the fair market value on the grant date) over a specified period of time (up to ten years). Each option generally becomes exercisable in a series of installments over a four year period, contingent upon the officer’s continued employment with us. Accordingly, the option will provide a return to the executive officer only if he remains employed by us during the vesting period, and then only if the fair market value of the underlying shares appreciates over the option term.

      The size of the option grant to each executive officer is set by the Compensation Committee at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual’s current position with us, the individuals personal performance in recent periods, and his or her potential for future responsibility and promotion over the option term. The Compensation Committee also takes into account the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual, The relevant weight given to each of these factors varies from individual to individual. The Compensation Committee has established certain guidelines with respect to the option grants made to the Executive Officers, but has the flexibility to make adjustments to those guidelines at its discretion.

      Our primary long-term incentive program presently consists of the 1992 Stock Option Plan (the “Option Plan”), the 1999 Stock Option Plan (the “1999 Plan”) and the Employee Stock Purchase Plan (the “Purchase Plan”). Options granted under the Option Plan generally vest over four years beginning on date of hire of the optionee. These options are subject to a 25% cliff vesting period that matures on the one-year anniversary of the grant date after which they are subject to monthly vesting to encourage key employees to continue in our employ. Through option grants, executives receive significant equity incentives to build long-term stockholder value. The exercise price of options granted under the Option Plan is generally 100% of the fair market value of our Common Stock on the date of grant. No stock options to purchase shares of our Common Stock granted to our executive officers other than Mr. Rankin and Mr. O’Leary in 2001.

Company Performance and Chief Executive Officer Compensation

      The 2001 salary and potential bonus of Mr. Alon, our Chief Executive Officer were established by the Compensation Committee primarily on the basis of the salary received by him in 1999 and 2000 and our overall 2000 performance, and pursuant to discussions between the Compensation Committee and Mr. Alon. Mr. Alon’s annual salary for 2001 was increased from $400,000 to $420,000, and his target bonus was increased from $240,000 to $252,000. The Committee believes that the revised salary and bonus are necessary to maintain Mr. Alon’s compensation at a competitive level in the industry.

      As described above, in reviewing 2001 discretionary bonuses tied to corporate performance, the Compensation Committee determined that our goals were not attained in 2001, and, accordingly, did not award any discretionary bonuses. As a result, Mr. Alon received less than his total maximum potential cash compensation of $672,000 for 2001.

Certain Tax Considerations

      Section 162(m) of the Internal Revenue Code of 1986, as amended, precludes a public corporation from taking a tax deduction for individual compensation in excess of $1 million for its chief executive officer or any of its four other highest-paid officers. This limitation applies to all compensation paid to the covered executive officers, which is not considered to be performance-based. The Compensation Committee considers the implications of this deduction limitation as one of many factors when setting compensation policy and making individual compensation determinations. The Option Plan contains provisions that permit certain grants to be made that would qualify for the performance-based exception. The Compensation Committee does not expect that the Company would be denied a deduction under Code Section 162(m) for compensation paid during 2001; however, it is possible that in 2002 or some future year, a portion of the compensation deemed paid to a

Company executive based on the exercise of one or more options will not be deductible under Code Section 162(m).

Submitted by the Compensation Committee
of the Board of Directors:

John Bosch
Uzia Galil
Abraham Ostrovsky

AUDIT COMMITTEE REPORT

      The following is the report of the Audit Committee with respect to our audited financial statements for the fiscal year ended December 31, 2001, included in our Annual Report on Form 10-K for that year.

      The Audit Committee has reviewed and discussed NetManage’s audited financial statements with our management. The Audit Committee has discussed with NetManage’s independent auditors, Arthur Andersen LLP, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380) as amended, which includes, among other items, matters related to the conduct of the audit of NetManage’s financial statements.

      The Audit Committee has received the written disclosures and the letter from Arthur Andersen LLP required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”) as amended, and has discussed with Arthur Andersen LLP the independence of Arthur Andersen LLP from NetManage.

      Management is responsible for our financial reporting process including its system of internal control, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Arthur Andersen LLP, our independent auditors, is responsible for auditing those financial statements. The audit committee’s responsibility is to monitor and review these processes. It is not the audit committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. The members of the audit committee are not our employees and may not be, and may not represent themselves to be or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the audit committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on NetManage’s financial statements. The audit committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee’s considerations and discussions with management and the independent auditors do not assure that our financial statements are presented in accordance with generally accepted accounting principles, that the audit of our financial statements has been carried out in accordance with generally accepted auditing standards or that our independent accountants are in fact “independent.”

      Based on the review and discussions referred to above in this report, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

      Stockholder ratification of the selection of Arthur Andersen LLP as our independent auditors is not required by our Bylaws or otherwise. However, the Board is submitting the selection of Arthur Andersen LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of NetManage and our stockholders.

      The Audit Committee has discussed the selection and ratification of NetManage’s independent auditors and recommended to the Board of Directors that Arthur Anderson, LLP be selected as the independent auditors.

Submitted by the Audit Committee of the
Board of Directors

John Bosch
Dr. Shelley Harrison
Darrell Miller
Abraham Ostrovsky

Employment Contracts, Termination Of Employment And Change In Control Arrangements

      We have no Employment Contracts or Change of Control Agreements with any of our Executive Officers.

      Currently, in the event a change in control of the Company occurs, each outstanding option issued pursuant to, (i) the 1992 Plan, (ii) the 1999 Plan or (iii) the 1993 Director Plan will automatically accelerate in full.

      Assuming the Amendments to the 1992 Plan and the 1993 Plan are approved by the stockholders at the Annual Meeting, in the event a change in control occurs, each outstanding option will automatically accelerate in full, unless; (i) the option is assumed by the successor corporation or otherwise continued in effect, or (ii) the option is replaced with a cash incentive program which preserves the spread existing on the unvested option shares (the excess of the fair market value of those shares over the option exercise price payable for such shares) and provides for subsequent payout in accordance with the same vesting schedule in effect for those option shares. In addition, all unvested shares outstanding under the Option Plan will immediately vest, except to the extent of our repurchase rights with respect to those shares are to be assigned to the successor corporation or otherwise continued in effect. The Plan Administrator will have complete discretion to grant one or more option which will become exercisable for all the option shares in the event the optionee’s service with us or the successor entity is terminated (actually or constructively) within a designated period following a change in control transaction in which those options are assumed or otherwise continued in effect.

      The Plan Administrator will have the discretion to structure one or more option grants under the Option Plan so that those options will vest immediately upon a change in control, whether or not the options are to be assumed or otherwise continued in effect. All options granted prior to the June 5, 2002 restatement of the Option Plan will accelerate upon a change in control of us.

PERFORMANCE GRAPH

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG NETMANAGE, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE JP MORGAN H&Q TECHNOLOGY INDEX

*	$100 invested on 12/31/96 in stock or index — including reinvestment of dividends. Fiscal year ending December 31.

(1)	The total return on investment (change in the year-end stock price plus reinvested dividends) for the Company, the Nasdaq Stock Market-US Index (the “Nasdaq Index”) and the Hambrecht and Quist Technology Index (the “H&Q Technology Index”), assuming $100 invested on December 31, 1996 in stock or index including reinvestment of dividends. The performance of the Company’s stock over the period shown is not necessarily indicative of future performance.

(2)	The material under this caption is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      We have entered into indemnification agreements with certain officers and directors which provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings to which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of ours, and otherwise to the full extent permitted under Delaware law and our Bylaws.

OTHER MATTERS

      The Board of Directors knows of no other matters that will be presented for consideration at the Meeting. If any other matters are properly brought before the Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Michael R. Peckham
Secretary

May 1, 2002

A Copy of our Annual Report on Form 10-K for the year ended December 31, 2001, filed with the SEC on April 1, 2002, is available without charge upon written request to: Investor Relations, Netmanage, Inc., 10725 North De Anza Boulevard, Cupertino, California 95014, or through our worldwide web page at http://www.netmanage.com.

DETACH HERE
PROXY
NETMANAGE, INC.

PROXY SOLICITED BY BOARD OF DIRECTORS
FOR ANNUAL MEETING TO BE HELD JUNE 5, 2002

     The undersigned revokes all previous proxies, hereby constitutes and appoints Zvi Alon and Michael R. Peckham, and each of them singly, with full power of substitution, as proxies to vote and act at the NetManage, Inc. 2002 Meeting of Stockholders to be held on June 5, 2002 at 9:00 a.m., local time, and at any and all postponements and adjournments thereof (the “Meeting”), upon and with respect to the number of shares of the common stock of NetManage, Inc., $.01 par value per share (“Common Stock”), as to which the undersigned is entitled to vote or act. The undersigned instructs such proxies, or their substitutes, to vote as designated on the reverse side and in favor of the recommendations of management on any other matters which may come before the Meeting, all as further described in the accompanying Notice of Meeting of Stockholders and Proxy Statement. If no such directions are indicated, the proxies or their substitutes will have authority to vote FOR Item 1, FOR Item 2, FOR Item 3 and FOR Item 4.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

DETACH HERE

[X] PLEASE MARK
VOTES AS IN
THIS EXAMPLE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS AND FOR EACH OF THE PROPOSALS.

1. To elect two directors to serve until the Annual Meeting of Stockholders to be held in 2005 or until their successors are duly elected and qualified.

Nominees: Uzia Galil and Darrell Miller

Uzia Galil	[ ] FOR	[ ] WITHHELD

Darrell Miller	[ ] FOR	[ ] WITHHELD

		FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of Arthur Andersen LLP as the independent auditors of NetManage, Inc. for the current fiscal year ending December 31, 2002.	[ ]	[ ]	[ ]

		FOR	AGAINST	ABSTAIN
3.	To approve an amendment to our 1992 Stock Option Plan to increase the number of shares reserved for issuance under the Option Plan by 1,500,000 shares, to add an automatic share increase provision to the plan, and to extend the term of the Purchase Plan to April 24, 2012.	[ ]	[ ]	[ ]

		FOR	AGAINST	ABSTAIN
4.	To approve an amendment to our Employee Stock Purchase Plan to increase the number of shares reserved for issuance under the Plan by 1,500,000 shares, to add an automatic share increase provision to the plan, and to extend the term of the Purchase Plan to April 30, 2012.	[ ]	[ ]	[ ]

5.	In accordance with the discretion of the proxy holders, to vote upon any other matters which may properly come before the Meeting or any adjournments or postponements thereof.

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and Proxy Statement dated May 1, 2002 relating to the Meeting.

MARK HERE FOR ADDRESS CHANGE AND NOTE IMMEDIATELY BELOW [   ]

PLEASE MARK, DATE, SIGN AND RETURN.

Please sign exactly as your name(s) appear(s) hereon. Joint owners should each sign. If a corporation, sign in full corporate name by president or authorized officer. If a partnership, sign in partnership name by an authorized person. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. This proxy must be dated.

Signature:	Date:

Signature:	Date: